[LOGO] Workstream(TM)
       The business of people
                                                                Exhibit No. 99.1

                   WORKSTREAM ANNOUNCES ANNUAL USER CONFERENCE

         Open to Over 400 Customers to Experience New Software Products,

 Customer Advisory Board, Strategic Account Meetings and Industry Panel Experts

      ORLANDO, FL. - JANUARY 5, 2005 - Workstream Inc.(TM) (NASDAQ: WSTM), a provider of Enterprise Workforce Management software, today announced that its annual Workstream User Conference will be held on March 20-23, 2005 at the JW Marriott Grande Lakes in Orlando, Florida. The Workstream User Conference, known as Workstream Exchange, is open to all qualified Workstream customers as well as industry analysts, select prospects and business partners.

"Workstream Exchange welcomes all our customers and partners to the Workstream family, and our employees, managers and business associates look forward to presenting new and innovative ideas during the conference." said Michael Mullarkey, CEO of Workstream. "This year's event focuses on the dramatic changes in the Human Resources industry with insights from our panel of industry experts, including the rapid adoption of `Software as a Service' for the delivery of strategic HR services, which is becoming a true alternative to the traditional ERP-centric approach to HR. Workstream Exchange will feature functional breakout sessions, a Customer Advisory Board, as well as many other opportunities for customers to have direct interaction with our product experts and senior executives to provide input that will help to guide Workstream's future product innovation."

To learn more about Workstream Exchange please call 1-866-470-WORK or visit our website and click on http://www.workstreaminc.com/company/events/user_conference.asp, for registration details.

This conference is designed to keep Workstream users, HR professionals and business executives on the leading edge of the latest solutions and opportunities. Customers can chose from tracks that cover recruiting, benefits, performance management, workforce planning, compensation and rewards.

Workstream Exchange is a unique experience for participants to learn more about the Company's complete Enterprise Workforce Management suite of solutions, network with colleagues, and technology partners - all under one roof. This year's conference offers an environment where Workstream users can come together to share experiences with peers, stay current with new technology and learn more about the deployment of Workstream in organizations similar to theirs.

ABOUT WORKSTREAM

      Workstream provides enterprise workforce management solutions and services that help companies manage the entire employee lifecycle - from recruitment to retirement. Workstream's TalentCenter provides a unified view of all Workstream products and services including Recruitment, Benefits, Performance, Compensation, Rewards and Transition. Access to TalentCenter is offered on a monthly subscription basis under an on-demand software delivery model to help companies build high performing workforces, while controlling costs. With 12 offices across North America, Workstream services customers including Chevron, Eli Lilly Canada, The Gap, Home Depot, Kaiser Permanente, Motorola, Nordstrom, Samsung, Sony Music Canada, VISA, Watson Wyatt and Wells Fargo. For more information visit www.workstreaminc.com or call toll free 1-866-470-WORK.

Contact:
TAMMIE BROWN
WORKSTREAM, INC.
1-877-327-8483 EXT. 263
TAMMIE.BROWN@WORKSTREAMINC.COM